Exhibit 99.1

Raptor Resources Holdings Inc. Majority-Owned Subsidiary, Mabwe Minerals Inc., acquires 49% of Mabwe Minerals Zimbabwe (Private) Limited

FREEHOLD, N.J. August 16, 2012— Raptor Resources Holdings Inc. (symbol: RRHI) (OTCQB-News), is pleased to announce today its majority-owned subsidary, Mabwe Minerals Inc. (symbol: MBMI), has acquired 49% of Mabwe Minerals Zimbabwe (Private) Limited in exchange for 25,000 shares of Raptor Resources Series B convertible preferred stock that allow each holder of such shares to convert into both Raptor Resources and Mabwe Minerals shares of common stock following a one year holding period. This organizational structure meets the Zimbabwe Indigenous Law requiring 51% native ownership. Mabwe Minerals Inc. is Raptor Resources' majority-owned subsidiary, engaged in the mining and commercial sales of industrial minerals and metals, with first focus on barite.

As reported previously, Raptor Resources’ wholly owned subsidiary, TAG Minerals Inc., owns 49% of TAG Minerals Zimbabwe (Private) Limited. As the parent company’s mineral resource acquisition, exploration and development subsidiary, TAG Minerals acquired Dodge Mine and recently completed an extensive gravity mapping program confirming the presence of a large hydrothermal deposit of barite stretching a minimum of 1.5 kilometers across the original Dodge Mine property boundary. TAG Minerals recently transferred all of its mineral rights relating to Dodge Mine Blocks 1 to 6 to Mabwe Minerals, to begin the mining and commercial sales of barite, an industrial mineral utilized as a weighting agent by oil and gas drilling companies.

Al Pietrangelo, President & CEO of Raptor Resources Holdings stated, “All the pieces are now in place, including a partnership with PHI Commodities, a firm with rail transportation to the Port of Beira, and with Kinsey & Company, a mining company, to begin the mining and sales of barite through our subsidiary, Mabwe Minerals Inc., which we expect to commence during the fourth quarter. The company expects to announce its first barite production order this quarter, with delivery beginning 1st quarter, 2013.”

Raptor Resources Holdings Inc. (parent/holding Company)

Raptor Resources Holdings Inc. is the parent/holding Company with three independently operating subsidiaries: TAG Minerals Inc., Mabwe Minerals Inc. and Lantis Laser, Inc. To find out more about Raptor Resources Holdings visit (www.raptorresourcesholdings.com).

About TAG Minerals Inc.

TAG Minerals Inc. is a U.S. based (incorporated in Wyoming) mineral resource acquisition, exploration and development company, with operations conducted through its operating affiliate, TAG Minerals Zimbabwe (Private) Limited. The company’s business is managed by its directors and officers who have mineral extraction and commercial experience. TAG’s strategy is to identify, acquire and exploit mineral properties that have potential. TAG Minerals is augmented by independent financial, geological, and mining professionals who advise the company on its mining and exploration projects throughout Zimbabwe, Africa.

To find out more about the mining equipment utilized by TAG, visit (www.extrac-tec.com).

About Mabwe Minerals Inc.

Mabwe Minerals Inc. (symbol: MBMI) is a U.S. based (incorporated in Wyoming) natural resources and hard asset OTCQB publicly traded, fully reporting company engaged in the mining and commercial sales of industrial minerals and metals, with first focus on barite. Raptor Resources Holdings owns 90 million shares of Mabwe Minerals or approximately 80% of its issued and outstanding shares of common stock.

About Lantis Laser, Inc.

Lantis Laser, Inc. is developing under license, synergistic, high resolution, light-based imaging modalities which can detect decay and microstructural defects at an early stage, and unlike x-ray, do not emit potentially harmful ionizing radiation. Its products are in development and cannot be sold until FDA clearance for marketing is obtained. Its web site is (http://www.lantislaser.com). For more news on OCT in Dentistry, visit (www.octnews.org)

Safe Harbor.

Statements regarding financial matters in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The company intends that such statements about the company's future expectations, including future revenues and earnings, technology efficacy and all other forward-looking statements be subject to the safe harbors created thereby. The company is a development stage company who continues to be dependent upon outside capital to sustain its existence. Since these statements (future operational results and sales) involve risks and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.

CONTACT INFORMATION

Corporate Inquiries:

Al Pietrangelo, President& CEO	Stan Baron, President
Raptor Resources Holdings Inc.	Lantis Laser, Inc.
Telephone: 732.252.5146	Telephone: 203.300.7622
a.pietrangelo@raptorresourcesholdings.com	sbaron@lantislaser.com